Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-182527, 333-184794 and 333-200440) on Form S-3 and in the registration statement (No. 333-164631) on Form S-4 of General Electric Capital Corporation, of our report dated February 27, 2015, relating to: (i) the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2014 and 2013, (ii) the related statements of earnings, comprehensive income, changes in shareowners' equity and cash flows for each of the years in the three-year period ended December 31, 2014, (iii) the related financial statement schedule, and (iv) the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of General Electric Capital Corporation.

/s/ KPMG LLP
KPMG LLP

Stamford, Connecticut
February 27, 2015